EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT



                                                STATE OR OTHER JURISDICTION OF
NAME OF SUBSIDIARY                              INCORPORATION OR ORGANIZATION
------------------                              -----------------------------

Tekex Limited                                   U.S. Virgin Islands
Tekelec Ltd.                                    Japan
Tekelec Limited                                 United Kingdom
IEX Corporation                                 Nevada
Tekelec France                                  France
Tekelec Canada Inc.                             Canada
Tekelec Germany GmbH                            Germany

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*    The  subsidiaries of the Registrant do not do business under any name other than as listed above